Exhibit (a)(5)(ii)

National Healthcare Properties Announces Preliminary Results of its
Series A and Series B Preferred Stock Self Tender Offers

NEW YORK, June 17, 2026 (GLOBE NEWSWIRE) -- National Healthcare Properties, Inc. (Nasdaq: NHP / NHPAP / NHPBP) (the “Company”), a self-managed real estate investment trust focused on acquiring, owning and investing in a diversified portfolio of healthcare real estate, with an emphasis on providing senior housing to serve a growing elderly population in the United States, today announced the preliminary results of its concurrent but separate offers to purchase up to a maximum aggregate purchase price in cash of $100 million of (i) its 7.375% Series A Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share (the “Series A Shares”), and (ii) its 7.125% Series B Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share (the “Series B Shares,” and together with the Series A Shares, the “Shares”), in each case for a purchase price of $22.50 per share in cash (collectively, the “Offers”), each less any applicable withholding taxes and without interest. The Offers each expired at 5:00 p.m., New York City time, on June 16, 2026 (the “Expiration Date”).

Based on the preliminary count by Computershare Inc. (“Computershare”), the depositary for the Offers, approximately 556,049 Series A Shares and 566,229 Series B Shares were properly tendered and not properly withdrawn as of the expiration of the Offers.

In accordance with the terms and conditions of the Offers, the Company expects to purchase approximately 556,049 Series A Shares and 566,229 Series B Shares, for an aggregate purchase price of approximately $25.25 million. The determination of the final number of Shares to be purchased is subject to confirmation by Computershare of the proper delivery of the Shares validly tendered and not withdrawn.

The number of Shares to be purchased in the Offers is preliminary and subject to change for a number of reasons. The preliminary information contained in this press release, including the number of Shares to be purchased is subject to verification by Computershare, and assumes that all Shares tendered through notice of guaranteed delivery will be delivered within two trading days of the Expiration Date. The actual number of Shares to be purchased will be announced following the expiration of the guaranteed delivery period and completion of the confirmation process by Computershare. Promptly after the announcement of the final results of the Offers, Computershare will issue payment in cash, less any applicable withholding taxes and without interest, for the Shares validly tendered and accepted for payment under the Offers and will return Shares tendered and not purchased in the Offers.

The Company may purchase additional Series A Shares or Series B Shares in the future, including, without limitation, under its publicly announced preferred stock repurchase program. The amount and timing of any such purchases will depend on a number of factors, including the availability of cash and/or financing on acceptable terms, the amount and timing of dividend payments, if any, and periods in which the Company is restricted from repurchasing Series A Shares or Series B Shares, as well as any decision to use cash for other strategic objectives. Under applicable law, the Company may not repurchase any additional Series A Shares or Series B Shares until at least ten business days after the expiration of the Offers, subject to certain limited exceptions provided under applicable securities laws.

For all questions relating to the Offers, please call the information agent, Georgeson LLC, toll-free at (866) 831-9374.

About National Healthcare Properties

National Healthcare Properties, Inc. (Nasdaq: NHP) is a self-managed real estate investment trust focused on acquiring, owning and investing in a diversified portfolio of healthcare real estate, with an emphasis on providing senior housing to serve a growing elderly population in the United States. Additional information about the Company can be found on its website at nhpreit.com.

Investor & Media Contact

Email: ir@nhpreit.com

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements include the Company’s ability to complete the Offers on the terms and timing described herein, or at all. There can be no assurance that the Company will complete the Offers. Forward-looking statements generally can be identified by the use of terminology such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “should,” “predict,” “project,” “potential,” “continue” or the negatives of these terms or variations of them or similar expressions. Risks and uncertainties, the occurrence of which could adversely affect the Company’s business and cause actual results to differ materially from those expressed or implied in the forward-looking statements, include, but are not limited to, the following: the trading prices of the Series A Shares and Series B Shares; changes in economic cycles generally and in the real estate and healthcare markets specifically; the success of the Company’s growth strategy, including its ability to successfully identify, complete and integrate new acquisitions; the Company’s ability to complete acquisitions or dispositions on the terms and timing the Company expects, or at all; changes to inflation and interest rates; competition in the real estate and healthcare markets; the Company’s ability to retain certain key personnel; legislative and regulatory changes in the healthcare and real estate industries; reductions or changes in reimbursement from third-party payors, including Medicare and Medicaid; discovery of previously undetected environmentally hazardous conditions; the Company’s ability to pay down, refinance, restructure or extend its indebtedness as it becomes due; system failures, cyber incidents or deficiencies in the Company’s cybersecurity systems; the availability of capital on favorable terms, or at all; the Company’s ability to remain qualified as a real estate investment trust for U.S. federal income tax purposes; and other risks and uncertainties described in the section titled Risk Factors of the Company’s most recent Annual Report on Form 10-K and all other filings with the Securities and Exchange Commission. Finally, the Company assumes no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.